Exhibit 99.1

SYN`ERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS ACQUIRES U.K.-BASED MANUFACTURER STERIMEDIX LTD.
Enhances presence in ophthalmic markets outside the U.S.

O’FALLON, Mo. – (December 10, 2014) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced it has acquired Sterimedix Limited (“Sterimedix”), a private manufacturing company incorporated in England and Wales, for a net cash consideration of $13.5 million.

Sterimedix manufactures and distributes cannulas, needles and other disposable products for ophthalmic and aesthetic procedures.  Sterimedix generated total revenue of approximately $6.4 million during its fiscal year ended December 31, 2013.  Sterimedix’s sales are expected to grow approximately 15 percent on a constant currency basis for the calendar year ended December 31, 2014.   Sterimedix is solidly profitable on an operating basis.  In addition to the cash consideration, the agreement provides for potential gross profit margin earn-outs through December 31, 2017.

“The acquisition of Sterimedix expands the Company’s operations, adding scalable operations to our established distribution footprint outside the U.S.,” said David M. Hable, the Company’s President and Chief Executive Officer. “Sterimedix fits squarely within our strategy to identify strong ophthalmic businesses to enhance our Company’s long-term revenue growth and profitability.  We anticipate the acquisition will be accretive to our fiscal 2015 operating and net income.”

“Sterimedix’s portfolio of innovative surgical products for the ophthalmic and aesthetics markets represents a compelling fit within Synergetics’ comprehensive portfolio of proprietary products,” said Ronnie McFarlane, Stermedix’s Managing Director. “We look forward to expanding our business by leveraging Synergetics’ growing sales and distribution presence in the U.K. and we expect our Company to enhance Synergetics’ operations in the United Kingdom, Continental Europe and North America going forward.”

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the disciplines of ophthalmology and neurosurgery. The Company’s distribution channels include a combination of direct and independent vitreoretinal sales organizations, both domestically and internationally, and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.